Exhibit 99.1

Company Contact:
Bill Willett
Programmer's Paradise®, Inc.
Chairman and Chief Executive Officer
(732)-389-8950
bill.willett@programmers.com

PROGRAMMER'S PARADISE, INC. REPORTS 2005 SECOND QUARTER
FINANCIAL RESULTS

SECOND QUARTER SALES INCREASE 20%

SHREWSBURY, NJ, July 28, 2005 - Programmer's Paradise, Inc. (NASDAQ: PROG) today reported financial results for the second quarter ended June 30, 2005. The results will be discussed in a conference call to be held on Friday, July 29, 2005 at 10:00 AM Eastern time. The dial-in telephone number is (866) 793-1342 and the pass code is PROG.

Net sales for the quarter ending June 30, 2005 were $30.1 million compared with $25.1 million in the second quarter of 2004, a 20% increase. "This solid performance is the result of the expansion of our account executive team including the opening of our new sales office in Long Island," said William H. Willett, Chairman and Chief Executive Officer. "We continue to exercise tight management on all expenses and even with an investment in our new Long Island office this quarter of $318,000 and an accounts receivable expense of $302,000 as the result of a bankruptcy filing by Amherst Technologies, LLC, we generated $247,000 in income from operations." This compares to income from operations in the second quarter of 2004 of $537,000.

As previously announced the company declared a second quarter 2005 dividend of $.12 per share.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer of technical software and hardware. When it comes to software, Programmer's Paradise has it all. Programmer's Paradise is one of the most recognizable and memorable brands in developer marketing. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.

Additional information can be found by visiting www.programmersparadise.com.

Contact Programmer's Paradise, Inc. via Bill Willett, CEO of Programmer's Paradise, Inc. at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$ 3,147	$ 4,888
Marketable securities	7,797	6,595
Accounts receivable, net	11,558	14,173
Inventory - finished goods	1,297	1,423
Prepaid expenses and other current assets	229	673
Deferred income taxes, current	1,365	1,423
Total current assets	25,393	29,175

Equipment and leasehold improvements, net	490	303
Other assets	610	581
Deferred income taxes, net of current	2,743	2,855
Total assets	$ 29,236 ======	$ 32,914 ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$11,999	$15,994
Dividend payable	479	425
Total current liabilities	12,478	16,419

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	31,947	32,642
Treasury stock, at cost, 1,292,965 shares and 1,418,090 shares, respectively	(3,630)	(4,130)
Accumulated deficit	(11,738)	(12,223)
Accumulated other comprehensive income	126	153
Total stockholders' equity	16,758	16,495
Total liabilities and stockholders' equity	$29,236 ======	$32,914 ======

PROGRAMMER'S PARADISE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)
	Six months ended June 30,		Three months ended June 30,
	2005	2004	2005	2004

Net sales	$60,221	$45,772	$30,052	$25,093
Cost of sales	53,422	40,103	26,682	22,025
Gross profit	6,799	5,669	3,370	3,068
Selling, general and administrative expenses	6,108	4,753	3,123	2,531
Income from operations	691	916	247	537
Interest income, net	140	54	73	15
Realized foreign exchange loss	(25)	(27)	(14)	(6)
Income before income tax provision	806	943	306	546
Provision for income taxes	321	58	121	23
Net income	$485 ====	$885 ====	$185 ====	$523 ====
Net income per common share - Basic	$0.12 ====	$0.23 ====	$0.05 ====	$0.14 ====
Net income per common share - Diluted	$0.11 ====	$0.22 ====	$0.04 ====	$0.13 ====
Weighted average common shares outstanding - Basic	3,957 ====	3,812 ====	3,991 ====	3,826 ====
Weighted average common shares outstanding - Diluted	4,413 ====	4,103 ====	4,364 ====	4,118 ====

Reconciliation to comprehensive income:

Net income	$485	$885	$185	$523
Other comprehensive income(loss), net of tax: Unrealized gain (loss) on marketable securities	6	(36)	6	(46)
Foreign currency translation adjustments	(33)	(50)	(23)	(12)
Total comprehensive income	$458 ====	$799 ====	$168 ====	$465 ====